                                                                     Exhibit 11

                               LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                        Three Months Ended               Six Months Ended
                                                            December 31                     December 31
                                                       -------------------              -------------------
                                                       1996           1995              1996           1995
                                                       ----           ----              ----           ----
NET INCOME

       Continuing operations                          $2,718         $2,693            $4,854         $4,887
       Discontinued operations                            --         (1,500)               --         (1,500)
                                                      ------         ------            ------         ------

              Net income                              $2,718         $1,193            $4,854         $3,387
                                                      ======         ======            ======         ======


AVERAGE SHARES OUTSTANDING

Weighted average shares
       outstanding during the period                   9,017          7,622             9,006          7,602

Common Share Equivalents

       Common Shares to be issued
            under Stock Option Plan                      132            384               187            378
                                                     -------         ------           -------         ------

       Average Shares Outstanding                      9,149          8,006             9,193          7,980
                                                     =======         ======           =======         ======


NET INCOME PER SHARE

       Continuing operations                         $   .30         $  .34           $   .53         $  .61
       Discontinued operations                            --           (.19)               --           (.19)
                                                     -------         ------           -------         ------

              Net income per share                   $   .30         $  .15           $   .53         $  .48
                                                     =======         ======           =======         ======


Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.

                                     Page 4